EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT made and entered into as of Dec 15,  2004 ("Effective Date"), by and between NANODYNAMICS, INC., a Delaware corporation, with offices at 901 Fuhrmann Boulevard, Buffalo, NY 14203 ("NANO"), SGK. NANOSTRUCTURES INCORPORATED, a New York corporation with offices located at 5 Flagpole Lane, East Setauket, NY 11733 ("SGK").

WHEREAS, SGK is the sole owner of all right, title, and interest in and to certain inventions and intellectual property associated therewith pertaining to carbon nanotubes as more particularly disclosed on Fxhibit A to this Agreement ("Intellectual Property");

WHEREAS, LICENSEE desires to obtain a license of the Intellectual Property upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the undertakings herein contained and other goods and valuable consideration, the receipt of which is hereby acknowledged by all parties hereto, NANO and the SGK agree as follows:

1.           DEFINITIONS

1.1           Affected Products - shall mean any device or component incorporating the
Intellectual Property.

1.2           Licensed Patents – shall mean all of the following:

(a)           any U.S. patent applications and patents incorporating the Intellectual Property, and any divisional, continuation, continuation-in-part applications related thereto and the resulting patents therefrom;

(b)           any patents resulting from reissues or reexaminations of the United States patents described in (a) above;

(c)           any PCT patent application, foreign patent applications, and patents incorporating the Intellectual Property, and any divisional, continuation, continuation-in-part applications related thereto and the resulting patents therefrom; and

(d)           any foreign. patents resulting from foreign procedures equivalent to U.S. reissues and reexaminations of the foreign patents described in (c) above,

1.3           Improvements – shall mean any and all new and useful processes, manufactures, devices, or methods of use first conceived, reduced to practice or developed after the Effective Date and during the term of this Agreement by SOK that:

(i)  increase the performance, operation, efficacy or safety of the Affected Products,

(ii)  reduce the cost of manufacture of the Affected Products, or

(iii) otherwise relate to the manufacture or use of the Affected Products or the practice of any method claimed in any of the patents and/or patent applications within the Licensed Patents.•

1.4           Net Sales — shall mean the invoice price to customers of NANO for sales of the Affected Products in the ordinary course of business, as recorded as "net sales" for purposes of NANO's audited financial statements prepared in accordance with GAAP, less deductions from such invoice price for:

(i)	refunds actually allowed or taken for rejected or returned Affected Products,

(ii)	excise, use, value added and sales taxes to the extent included in the amounts invoiced,

(iii)	customs, duties and other imposts, to the extent included in the amounts invoiced,

(iv)	quantity discounts, actually allowed or taken,

(v)	credits on account of retroactive price reductions, actually allowed or taken,

(vi)	promotional dollars and sales commissions that effectively reduce the price paid by NANO's customers for the Affected Products,

(vii)	cost of insurance, billed to and paid by the customer,

(viii)	cost of shipping and transportation, billed to and paid by the customer, and

(ix)	rebates required by government rule, regulation, program or fiat, to the extent that any such rebates may be paid or allowed by NANO.

1.7           Quarterly Period — shall mean a three (3) month period, the first of which starts on the Effective Date,

1.8           Third Party — means any person or entity other than a party to this Agreement.

2.           GRANT

2.1           Subject to the terms and conditions of this Agreement, SGK hereby grants to NANO for the Term of this Agreement, the right and worldwide exclusive license to use the Intellectual Property, and to make, have made, use and sell the Affected Products and to practice under the Licensed Patents.

2.2           SGK shall from time to time promptly provide NANO with detailed information relative to Improvements. Any and all Improvements shall be automatically included in the definition of Intellectual Property and included in the license granted under this Agreement.

3.           PAYMENTS AND ROYALTIES

3.1           In exchange for the rights conveyed by SGK, to NANO under this Agreement, and except as provided in Section 3.2 herein, NANO shall pay to SGK:

(i)           a royalty of twenty percent (20%) of all sublicensing fees, payments and royalties received by NANO with respect to any sublicense of any substantial rights under the Intellectual Property to independent third parties; and

(ii)           a royalty equal to the following percentage of Net Sales for the Affected Products that incorporate the Intellectual Property to a substantial degree:
5% of Net Sales up to $500,000
4% of Net Sales from $500,001 to $1,000,000
3% of Net Sales from $1,000,001 to $2,000,000
2% of Net Sales over $2,000,000

3.2           NANO' s obligation to pay under Section 3.1 shall commence on the date hereof and ending on the date of expiration of the Licensed Patents in the United States; provided, however, that this Agreement shall continue thereafter on a country by country basis until expiration of the Licensed Patent in any country in which any Affected Product is made used or sold (unless this Agreement is terminated sooner as provided herein),

3.3           The Affected Products shall be considered sold when NANO receives payment from its customer or sublicensee. Suitable adjustments may be made to sales records when the Affected Products are returned and credit is given to the customer,

3.4           NANO shall produce a report ("Royalty Report") setting forth in reasonable detail the calculation of the royalties payable to SGK for each Quarterly Period.

3.5           NANO shall deliver to SGK, on or before the last day of each month following the end of each Quarterly Period in which the Affected Products are sold, a Royalty Report for such Quarterly Period. Such Royalty Report shall be treated as confidential information of NANO subject to Section 9 of this Agreement.

3.6           Royalty payments due hereunder shall be paid and delivered to SOK on or before the last day of each month following the end of each Quarterly Period.

3.7           Royalty payments shall be made in United States dollars, If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Citibank, New York, New York on the date of payment by the customer or sublicensee to NANO.

3.8           No royalty is due if the Affected Products are given away as samples to promote sales of the Affected Products.

4.           RECORDS AND INSPECTION

              4.1           NANO shall maintain accurate books and records that enable the calculation of royalties payable hereunder to be verified. NANO shall retain the books and records for each Quarterly Period for two (2) years after the submission of the corresponding Royalty Report.

4.2           SGK or its agents, such as an independent royalty investigator or accountant, shall have the right once per calendar year, upon reasonable notice, to inspect NANO's books and records during NANO's normal business hours at mutually agreed times for the sole purpose of verifying the accuracy of NANO's royalty payments and compliance with Section 3.1 of this Agreement. Any such inspection shall be at SGK's expense. In no event shall SGK have the right to inspect information with respect to NANO's products other than the Affected Products, cost for materials, pricing formulae, or percentages of mark-up.

4.3           In the event that such inspection demonstrates an underpayment by NANO to SGK, NANO shall promptly pay to SGK the underpayment plus interest from the date such amount was due at the prime rate reported by the Citibank, New York, New York.

5.           REPRESENTATIONS AND  WARRANTIES

SGK represent and warrant that:

(i)       SGK is the sole owner of the entire right, title and interest in and to the Intellectual Property;

(ii)           there are no outstanding liens, encumbrances, Third Party rights, agreements, understandings, or claims of any kind whatsoever, either written, oral or implied, regarding the Intellectual Property that are inconsistent or in conflict with any provision of this Agreement;

(iii)           SGK has the right and power to enter into this Agreement and the authorization, execution or delivery of this Agreement does not require any Third Party consent or approval;

(iv)           SGK is able, and has not admitted in writing its inability, to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction; and

(v)           there is no threatened or pending legal action against SGK with respect to the Intellectual Property.

6.           PATENT PROSECUTION

6.1           SGK shall apply for and shall diligently seek prompt issuance of and maintain during the term of this Agreement Licensed Patents in the United States and in such foreign countries as may be designated by NANO in a written notice to SGK within a reasonable time in advance of the required foreign filing dates. SGIC, shall provide NANO with copies of patent applications and substantive responses to office actions prior to filing of the same in relevant patent offices and shall advise NANO regarding national and regional patent filings and maintenance of the same. NANO shall have the opportunity to advise and cooperate with SGK in the prosecution, filing and maintenance of such patents. If SGK elects not to pursue such patent prosecution filing and maintenance as NANO deems appropriate, then NANO may elect to do so at its own expense, notwithstanding Section 6.2 hereof, and SGK agrees to cooperate with NANO in such undertakings.

6.2           All fees and costs, including attorneys' fees, relating to the filing, prosecution and maintenance of the Licensed Patents incurred after the date of this Agreement shall be the responsibility of SGK.

6.3           If NANO elects to pursue a patent prosecution filing and maintenance under Section 6.1, SGK, agrees to cooperate fully in the preparation, filing, prosecution, defense, and maintenance of such patent, including but not limited to executing all papers and instruments so as to enable NANO to apply for, to prosecute, to defend, and to maintain such patent and the applicable patent application.

7           INFRINGEMENT

 7.1           If either party shall determine that there is a probable infringement of any of the Intellectual Property by a Third Party, that party shall promptly notify the other party in writing of the infringement,

7.2           SGK, on discovery or notification of such infringement, shall, with reasonable promptness, refer the matter to its intellectual property counsel to perform an infringement evaluation and determine the likelihood of success on the merits of an infringement claim. At its option and its expense, NANO may retain its own intellectual property counsel to conduct an independent evaluation or to consult with SGK's intellectual property counsel regarding the evaluation under a suitable joint privilege agreement.

7.3           If SGK determines that the facts pertaining to infringement and the likelihood of success of any action warrants taking legal action against an infringer, SGK shall advise NANO in writing of such determination prior to taking any legal action. If SGK determines that the facts pertaining to infringement and the likelihood of success of any action do not warrant taking legal action, it shall so advise NANO.  If SGK decides not to pursue legal action, NANO shall have the option to elect to bring an infringement action at its own cost and expense.

If NANO decides not to bring litigation for patent infringement, SGK shall not hold NANO liable for lack of infringement litigation.

7.4           The parties agree to fully cooperate with and assist each other in any infringement action under the Intellectual Property. If one party brings an infringement action against a Third Party ("litigating party"), the other party, in order to assist in bringing and maintaining the suit, shall: (1) join as a party, if necessary to the maintenance of the infringement action; (ii) grant all lawful permissions and sign all lawful documents necessary in the litigating party's judgment to prosecute the action; and (iii) give all truthful testimony requested by the litigating party.

7.5           If any infringement action taken shall prove successful and the litigating party shall collect monies by judgment or settlement, and provided the other party complies with Section 7.4, the litigating shall: (1) deduct its intellectual property counsel fees and other reasonable expenses attendant to such action, including without limitation expert fees; and (ii) then shall pay to the other party twenty-five (25%) percent of the balance of monies collected by judgment or settlement.

7.6           Neither party may settle an infringement claim without the prior approval of the other party if such settlement would affect the rights of the other party in the Licensed Patents.

8.           TERM, BREACH, AND TERMINATION

8.1           Except as herein provided, this Agreement shall remain in full force and effect until the last claim of any patent included in the Licensed Patents expires.

 8.2     If NANO fails to perform any one or more of its material obligations required by this Agreement and shall not remedy the same within ninety (90) days after receipt of written notice by SGK specifying the details of the alleged breach, or if NANO shall discontinue business, become insolvent, have a receiver appointed, go into liquidation, or be the subject of any bankruptcy proceeding that is instituted and not dismissed within thirty (30) days, then SGK shall have the option to terminate this Agreement.

8.3           NANO may terminate this Agreement at any time upon sixty (60) days prior written notice.

              8.4     No termination under Sections 8.2 or 8.3 shall relieve any party from any existing obligation under this Agreement prior to termination, including without limitation the obligation to pay royalties.

9.           CONFIDENTIAL INFORMATION

9.1           Unless agreed to in advance and in writing, SGK agrees not to disclose any confidential or proprietary information from NANO relating to the Intellectual Property or business information relating to the Affected Products, including without limitation information regarding the quantity of the Affected Products sold, the Net Sales thereof, pricing or customer information ("the Confidential and Proprietary Information").

SGK hereby agrees to exert its best efforts, equivalent to the protection given to its own confidential information, to prevent delivery or disclosure of the Confidential and Proprietary Information to any Third Party without first obtaining the originating party's written consent to the delivery or disclosure.

9.2           The obligations of nondisclosure as set forth in Section 9.1 of this Agreement will not apply to any portion of the information that: becomes public or is received by the recipient from a Third Party not bound by a similar obligation of secrecy; or is required to be disclosed by law or applicable government regulations.

9.3           In the event a court of competent jurisdiction orders SGK to disclose all or part of the Confidential and Proprietary Information, SGK shall promptly notify NANO of same, and the parties shall cooperate in seeking a protective order or other reasonable assurances that the confidentiality of such information will be maintained, If NANO is unable to obtain a protective order or other appropriate remedy, SGK will disclose only that portion of the Confidential and Proprietary Information as is necessary to be in compliance with the court's order.

10.           MISCELLANEOUS

10.1           Captions and section headings are used for convenience of reference only and are not part of this Agreement and may not be used in construing it.

10.2           The WHEREAS clauses as set forth above are incorporated herein by reference into and are part of this Agreement.

10.3           This Agreement may be executed in several counterparts, each of which will be deemed an original and such counterparts will together constitute and be one and the same instrument.

10.4           This Agreement shall be subject to and construed according to the laws of the State of New York without regard to conflicts of laws with any other jurisdiction. Any litigation arising out of or relating to this Agreement shall be brought in the state or federal courts located in Buffalo, New York, as appropriate, and the parties expressly consent and agree to personal jurisdiction and venue in these courts.

10.5           This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties. This Agreement may not be assigned by SGK without the prior written consent of NANO.

10.6           If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, such provision will be deemed amended to conform to such laws or regulations without materially altering the intention of the parties or it will be stricken and the remainder of this Agreement will remain in full force and effect. In the event that any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

10.7           Each party further agrees that no failure or delay by the non-breaching party, its agents or representatives, in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof unless expressed in writing, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

10.8           This document constitutes the full understanding of the parties and a complete and exclusive statement of the tams of their agreement, and no terms, conditions, usage of trade, course of dealing, understanding or agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound. This Agreement supersedes all previous or contemporaneous dealings or agreements with respect to the subject matters of this Agreement.

10.9           No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed on behalf of the parties hereto by their duly authorized representatives.

10.10                      All notices provided for in this Agreement shall be deemed sufficiently given when sent by telefacsimile and confirmed by U.S. mail or overnight courier addressed to the party for whom intended at the following address:

If to NANO, to:	NanoDynamics, Inc. 901 Fuhrmann Boulevard Buffalo, NY 14203 Fax: 716-853-8996
If to SGK, to:	SGK Nanostructures Incorporated 5 Flagpole Lane Setauket, NY Fax:

10.11                       The parties mutually agree to execute, acknowledge, and deliver any and all such other agreements, documents, instruments, and to perform any and all such acts and things as may be reasonably necessary and proper to consummate the transactions contemplated by this Agreement.

10.12                      Each party understands the contents of this Agreement and has had an opportunity to thoroughly review its terms with their own attorney. In addition, the parties acknowledge that this Agreement has been executed freely and voluntarily upon the best judgments of the parties. The parties further acknowledge and agree that this Agreement shall not be construed in favor of, or against, either party by reason of the extent to which either party or their counsel participated in the drafting of this Agreement.

10.13                      Each party represents and warrants that as of the date of the execution of this Agreement, they have the exclusive right and authority to execute this Agreement, and that they have not sold, assigned, transferred, conveyed or otherwise disposed of any right referred to in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the Effective Date.

NANODYNAMICS, INC.	SGK NANOSTRUCTURES INCORPORATED

By: /s/ Keith A. Blakely	By: /s/ Norman Fuchs

Name: Keith A. Blakely	Name: Norman Fuchs

Title: CEO	Title: President

Date	Date: Dec 15, 2004

EXHIBIT A

INTELLECTUAL PROPERTY